Exhibit 99.1

Worldwide Headquarters 1200 Willow Lake Boulevard St. Paul, Minnesota 55110-5101	Steven Brazones Director, Investor Relations 651-236-5158

NEWS	For Immediate Release	June 27, 2006

H.B. FULLER REPORTS CONTINUED STRONG

SECOND QUARTER RESULTS

ST. PAUL, Minnesota – H.B. Fuller Company (NYSE: FUL) today reported operating results for the second quarter that ended June 3, 2006.

Net Revenue:

Net revenue for this year’s second quarter was $388.5 million, up 0.1 percent versus the second quarter of last year. Acquisitions and divestitures contributed 3.5 percentage points to net revenue growth while an unfavorable impact from foreign currency translation reduced net revenue growth by 1.1 percentage points. On a comparable basis, adjusting for these factors, net revenue was down 2.3 percent year-over-year.

Net Income and Diluted Earnings Per Share:

Second quarter net income was $19.5 million or $0.65 per share versus $16.2 million or $0.56 per share in last year’s second quarter, an increase of over 20 percent in net income year-over-year. This year’s net income includes, on a pre-tax basis, $2.6 million in expense associated with product liability settlements ($0.06 per share), as previously announced. As anticipated, this quarter’s net income also includes, on a pre-tax basis, a $1.4 million non-recurring reduction in gross profit associated with the purchase accounting adjustments relating to the acquisition of Roanoke Companies Group ($0.03 per share). Last year’s net income included, on a pre-tax basis, a $4.8 million gain on the sale of a 20 percent equity interest in the Company’s China operations to Sekisui Chemical Company ($0.11 per share) and $2.9 million in severance and other expenses associated with the outsourcing of a portion of the Company’s IT organization and other business reorganizations ($0.07 per share).

Commenting on the second quarter results, Al Stroucken, Chairman and Chief Executive Officer, said, “we continued to advance with our strategy to deliberately shift the mix of our business to a more profitable position, and our financial results are evidence of the progress we have made. Our focus on value creation has driven improvements in all regions, with particularly noteworthy contributions from Europe and Latin America.”

Year-To-Date Results:

For the first six months of fiscal year 2006, net revenue was $736.8 million, down 0.6 percent compared to the first half of last year. Acquisitions and divestitures contributed 0.4 percentage points to net revenue growth while an unfavorable impact from foreign currency translation reduced net revenue growth by 1.6 percentage points. On a comparable basis, adjusting for these factors, net revenue increased 0.6 percent year-over-year.

Net income was $34.8 million or $1.17 per diluted share for the first six months of this year compared to $22.7 million or $0.78 per diluted share for same period last year, an increase of over 50 percent in net income year-over-year.

Fiscal Year 2006 Expectations:

“Given the underlying fundamentals present in the marketplace today, we continue to see a rising raw material cost environment for the balance of 2006. Accordingly, we must remain focused on profitable expansion and continue to reposition the company,” Stroucken stated. “As the past 18 months have shown, we are balancing volume risk with increased profitability successfully, and this allows us to reaffirm our expectation to earn between $2.49 and $2.59 per diluted share for 2006.”

As a result of the level of year-to-date capital expenditures, the company now anticipates fiscal year 2006 spending to be between $25 and $35 million; however, this does not change the company’s previously issued expectations for depreciation and amortization expense to be between $50 and $55 million for the year.

Conference Call:

The Company will host an investor conference call to discuss second quarter results on Wednesday, June 28, 2006 at 9:30 a.m. central time (10:30 a.m. eastern time). The call can be heard live over the Internet through the Company’s website at www.hbfuller.com under the investor relations section. The call is scheduled to last one hour. An audio replay and written transcript of the conference call will subsequently be made available on the Company’s website.

About H.B. Fuller Company:

H.B. Fuller Company is a leading worldwide manufacturer and marketer of adhesives, sealants, coatings, paints and other specialty chemical products, with fiscal 2005 net revenue of $1.512 billion. Its common stock is traded on the New York Stock Exchange under the symbol FUL. For more information, please visit their website at www.hbfuller.com.

Safe Harbor for Forward-Looking Statements:

Certain statements in this document may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to various risks and uncertainties, including but not limited to the following: the Company’s ability to effectively integrate and operate acquired businesses including the Roanoke flooring products business and the European insulating glass sealant business; political and economic conditions; product demand; competitive products and pricing; costs of and savings from restructuring initiatives; product mix; availability and price of raw materials; the Company’s relationships with its major customers and suppliers; changes in tax laws and tariffs; devaluations and other foreign exchange rate fluctuations (particularly with respect to the euro, the British pound, the Japanese yen, the Australian and Canadian dollars, the Argentine peso and the Brazilian real); the impact of litigation and environmental matters; the effect of new accounting pronouncements and accounting charges and credits; and similar matters. Further information about the various risks and uncertainties can be found in the Company’s SEC 10-Q filing of April 7, 2006 and 10-K filing of February 14, 2006. All forward-looking information represents management’s best judgment as of this date based on information currently available that in the future may prove to have been inaccurate. Additionally, the variety of products sold by the Company and the regions where the Company does business make it difficult to determine with certainty the increases or decreases in sales resulting from changes in the volume of products sold, currency impact, changes in product mix, and selling prices. However, management’s best estimates of these changes as well as changes in other factors have been included.

H.B. FULLER COMPANY & SUBSIDIARIES

CONSOLIDATED FINANCIAL INFORMATION

In thousands, except per share amounts (unaudited)

	13 Weeks Ended June 3, 2006	13 Weeks Ended May 28, 2005
Net revenue	$388,500	$387,926
Cost of sales	(276,830)	(288,371)

Gross profit	111,670	99,555

Selling, general and administrative expenses	(79,056)	(78,509)
Gains from sales of assets	32	5,005
Other expense, net	(493)	(462)
Interest expense	(4,968)	(2,895)

Income before income taxes, minority interests and income from equity investments	27,185	22,694

Income taxes	(8,156)	(7,424)

Minority interests in (income) / loss of subsidiaries	(493)	247

Income from equity investments	1,004	698

Net Income	$19,540	$16,215

Basic income per common share	$0.67	$0.57

Diluted income per common share	$0.65	$0.56

Weighted-average common shares outstanding:
Basic	29,365	28,645
Diluted	30,096	29,129

Dividends declared per common share	$0.1250	$0.1225

Selected Balance Sheet Information (subject to change prior to filing of the Company’s Quarterly Report on Form 10-Q)

	June 3, 2006	December 3, 2005	May 28, 2005
Inventory	$150,186	$142,984	$165,193
Trade accounts receivable, net	236,568	238,550	243,094
Trade accounts payable	138,500	135,292	148,812
Total assets	1,358,424	1,107,557	1,097,439
Long-term debt, including current installments	307,000	137,241	137,261

H.B. FULLER COMPANY & SUBSIDIARIES

CONSOLIDATED FINANCIAL INFORMATION

In thousands, except per share amounts (unaudited)

	26 Weeks Ended June 3, 2006	26 Weeks Ended May 28 2005
Net revenue	$736,793	$740,912
Cost of sales	(527,271)	(550,649)

Gross profit	209,522	190,263

Selling, general and administrative expenses	(154,912)	(158,830)
Gains from sales of assets	845	6,798
Other income / (expense), net	6	(814)
Interest expense	(7,710)	(6,224)

Income before income taxes, minority interests and income from equity investments	47,751	31,193

Income taxes	(14,325)	(10,144)

Minority interests in (income) / loss of subsidiaries	(734)	474

Income from equity investments	2,119	1,193

Net Income	$34,811	$22,716

Basic income per common share	$1.19	$0.79

Diluted income per common share	$1.17	$0.78

Weighted-average common shares outstanding:
Basic	29,193	28,593
Diluted	29,837	29,046

Dividends declared per common share	$0.2475	$0.2375